UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

PROTAGONIST THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than The Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

7707 Gateway Blvd., Suite 140
Newark, California 94560
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 20, 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held exclusively online via live audio webcast at www.virtualshareholdermeeting.com/PTGX2025 on Friday, June 20, 2025 at 10:00 a.m. Pacific Time for the following purposes:
1.
To elect the two Class III director nominees named in the Proxy Statement to hold office until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.
To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.

3.
To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2025.

4.
To conduct any other business that may be properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The Annual Meeting will be held virtually this year. Online check-in will begin at 9:45 a.m. Pacific Time and you should allow ample time for the check-in procedures. You will not be able to attend the Annual Meeting in person.
The record date for the Annual Meeting is April 23, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. To participate in the meeting, you must have your 16-digit control number shown on your proxy card, Notice of Internet Availability of Proxy Materials or on the instructions that accompanied your proxy materials.
Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 11:00 a.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at www.protagonist-inc.com.
Your vote is very important. If you have any questions or require any assistance with voting your shares, please contact ourproxy solicitor:
Innisfree M&A Incorporated
Stockholders Toll-Free: (877) 750-5837
Banks and Brokers: (212)750-5833
By Order of the Board of Directors,
/s/ Dinesh V. Patel, Ph.D.

Dinesh V. Patel, Ph.D.
President and Chief Executive Officer
Newark, California
April 29, 2025
Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

7707 Gateway Blvd., Suite 140
Newark, California 94560
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, JUNE 20, 2025
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice of internet availability of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Protagonist Therapeutics, Inc. (sometimes referred to as the “Company” or “Protagonist”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials to be sent to them free of charge. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 29, 2025 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 9, 2025.
How do I attend and participate in the Annual Meeting?
The Annual Meeting will be held virtually via live audio webcast at www.virtualshareholdermeeting.com/PTGX2025 on Friday, June 20, 2025 at 10:00 a.m. Pacific Time. You will not be able to attend the Annual Meeting in person. Stockholders of record as of the close of business on the record date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website listed above, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. Information on how to vote online at the Annual Meeting is discussed below. Online check-in will begin at 9:45 a.m. Pacific Time and stockholders should allow ample time for the check-in procedures. If your shares are held in the name of your broker, bank or other nominee (sometimes referred to as shares held in “street name”) and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.
Conducting the Annual Meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience. The virtual meeting is designed to provide the same rights and advantages of a physical meeting. Stockholders will be able to submit questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company. Questions must comply with the meeting rules of conduct, which will be posted on the virtual meeting website. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 23, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 61,957,230 shares of common stock outstanding and entitled to vote.
Stockholder of record: shares registered in your name
If on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting. For information on how to vote prior to the Annual Meeting, see “How do I vote?”
Beneficial owner: shares registered in the name of a broker or bank
If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting virtually via live webcast.
What am I voting on?
There are three matters scheduled for a vote:
•
Proposal No. 1 — To elect the two Class III director nominees to hold office until the 2028 Annual Meeting of Stockholders;

•
Proposal No. 2 — To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers; and

•
Proposal No. 3 — To ratify the selection of Ernst & Young LLP as the Company’s independent auditor for 2025.

How does the Board recommend that I vote?
The Board recommends that you vote your shares “FOR ALL” director nominees in Proposal No. 1 and “FOR” Proposals Nos. 2 and 3.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
With respect to the election of directors, you may vote “FOR” or “WITHHOLD.” With respect to the non-binding, advisory approval of executive compensation and the ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2025, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Stockholder of record: shares registered in your name
If you are a stockholder of record, you may vote online during the live webcast of the Annual Meeting, vote by proxy through the internet or, if you request paper copies of the proxy materials, vote by proxy over the telephone or by mailing a proxy card. Whether or not you plan to attend the meeting online, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and change your vote online even if you have already voted by proxy.
•
To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide certain information from the proxy card or Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 19, 2025 to be counted.

•
If you requested paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. Your signed proxy card must be received by us before the Annual Meeting to be counted.

•
If you requested paper copies of the proxy materials, to vote over the telephone prior to the Annual Meeting, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide certain information from the proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 19, 2025 to be counted.

•
To vote online at the Annual Meeting, you must be present via live webcast. To vote live during the meeting, please visit www.virtualshareholdermeeting.com/PTGX2025 and have available the 16-digit control number included in your proxy card or Notice.

If you have questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated: stockholders toll-free at (877) 750-5837; banks and brokers at (212) 750-5833.
Beneficial owner: shares registered in the name of a broker or bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions from that organization rather than from Protagonist. You may direct your broker, bank or other agent how to vote in advance of the Annual Meeting by following the instructions they provide, or you may vote your shares online during the virtual Annual Meeting (see “How do I attend and participate in the Annual Meeting?” above).
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
What happens if I do not vote?
Stockholder of record: shares registered in your name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted and will not be counted towards the quorum requirement.
Beneficial owner: shares registered in the name of a broker or bank
If you are a beneficial owner of shares registered in “street name” and you do not provide the broker or other nominee that holds your shares with voting instructions, whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority.

As a result, we urge you to direct your broker, bank or other nominee how to vote your shares on all proposals to ensure that your vote is counted.
What if I am a stockholder of record and return a proxy card or otherwise vote but do not make specific choices?
If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of the Board. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We have retained Innisfree M&A Incorporated to provide proxy solicitation and advisory services in connection with the Annual Meeting for a fee of approximately $40,000 plus distribution costs and other expenses. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication, but will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of record: shares registered in your name
You can revoke your proxy at any time before the final vote at the meeting. If you are the stockholder of record, you may revoke your proxy in any one of the following ways:
•
You may submit another properly completed proxy card with a later date.

•
You may grant a subsequent proxy by telephone or through the internet.

•
You may send a timely written notice that you are revoking your proxy to Protagonist’s Corporate Secretary at 7707 Gateway Blvd., Suite 140, Newark, California 94560.

•
You may attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/PTGX2025. To attend the meeting, you will need the 16-digit control number included in your proxy card, Notice or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.
Beneficial owner: shares registered in the name of a broker or bank
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee with respect to changing your vote.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 30, 2025 and must comply with the requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.
As set forth in our Amended and Restated Bylaws (the “Bylaws”), if you intend to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2026 Annual Meeting of Stockholders, you must provide the information specified in our Bylaws in writing to our Corporate Secretary at the address above no earlier than February 20, 2026 and no later than the close of business (6:00 p.m. Pacific Time) on March 22, 2026; provided, however, that if such meeting is held more than 30 days before or more than 30 days after the anniversary of the Annual Meeting, notice by the stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws. If you fail to meet these deadlines or fail to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines and other requirements in the advance notice provisions of our Bylaws, if you intend to solicit proxies in support of nominees submitted under these advance notice provisions for the 2026 Annual Meeting of Stockholders, you must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Pacific Time) on April 21, 2026. You are also advised to review our Bylaws, which contain additional requirements about the advance notice of director nominations and proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act). We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Who will count the votes?
Votes will be counted by Broadridge Financial Solutions, the inspector of election appointed for the meeting.
What are “broker non-votes?”
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or other nominee holding the shares as to how to vote, the broker or other nominee cannot vote those shares on matters deemed to be “non-routine.” These unvoted shares are considered “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the vote needed to approve each proposal and the effect of abstentions and broker non-votes, if any.

Proposal Number	Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes, If Any
1	Election of Class III director nominees	“FOR” votes from the plurality of votes cast on the matter	Under plurality voting, there are no abstentions; votes that are withheld will have no effect on the matter	None
2	Non-binding, advisory approval of the compensation of the Company’s named executive officers	“FOR” votes from the majority of shares present or represented at the meeting and entitled to vote on the matter	Against	None
3	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2025	“FOR” votes from the majority of shares present or represented at the meeting and entitled to vote on the matter	Against	None
What is the quorum requirement?
A quorum of stockholders is necessary to transact business at the meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting online or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes, if any, will be counted towards the quorum requirement. If there is no quorum, the meeting chair or the holders of a majority of shares present at the meeting online or represented by proxy may adjourn the meeting to another time or date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to Be Held on June 20, 2025. The Notice, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024 are available at www.proxyvote.com.

LEGAL MATTERS
Forward-Looking Statements.   The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement are forward-looking statements, including statements about the Company’s Board, corporate governance practices, executive compensation program and equity compensation utilization. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward- looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results or outcomes to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
Website References.   Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.
Use of Trademarks.   Protagonist Therapeutics is the trademark of Protagonist Therapeutics, Inc. Other names and brands may be claimed as the property of others.

PROPOSAL 1
ELECTION OF CLASS III DIRECTOR NOMINEES
Protagonist’s Board is divided into three classes, with members of each class elected for a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently consists of six members. The terms of office of our two Class III directors expire at this Annual Meeting. The Nominating and Corporate Governance Committee has recommended Dr. Harold E. Selick and Bryan Giraudo for election to the Board at this Annual Meeting. Each of these nominees is currently a director of the Company and was previously elected by stockholders at the 2022 Annual Meeting of Stockholders. If elected at the Annual Meeting, the two Class III director nominees would serve until the 2028 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or, if earlier, until their death, resignation or removal. It is the Company’s policy to encourage directors and director nominees to attend Annual Meetings of Stockholders. Five of our directors then-serving on the Board attended the 2024 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes cast. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “FOR” the election of the two Class III director nominees. If any nominee becomes unavailable for election or unable to serve, shares that would have been voted for that nominee will instead be voted “FOR” the election of a substitute nominee proposed by the Board or the Board may decrease its size. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experiences, qualifications, attributes or skills of each nominee for director and each director continuing in office that caused the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee or director should serve as a member of the Board.
CLASS III DIRECTOR NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2028 ANNUAL MEETING
Harold E. Selick, Ph.D.
Dr. Selick, 70, has served as a member of the Board since February 2009. Dr. Selick is currently Chief Executive Officer and board member of Hinge Bio, Inc., a private biotechnology company focused on developing therapeutics for patients living with autoimmune disorders. He previously served as Vice Chancellor of Business Development, Innovation and Partnerships at the University of California, San Francisco, from April 2017 to December 2022, where he was a member of the UCSF Senior Management Group. Dr. Selick was a Venture Partner at Mission Bay Capital, a venture capital firm, from 2018 until his resignation at the end of 2022. Previously, he was the Chief Executive Officer of Threshold Pharmaceuticals, Inc., a biotechnology company, from June 2002 until the company’s merger with Molecular Templates Inc. in April 2017. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company, which was acquired two years after its founding. From 1992 to 1999, Dr. Selick was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax he held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. He served as Chairman of the board of directors of Molecular Templates, Inc. (formerly, Nasdaq: MTEM), a biopharmaceutical company, from April 2019 through December 2024. Dr. Selick was also Lead Director and then Chairman of PDL BioPharma, Inc., a biopharmaceutical company, from 2009 to December 2019, and served as de facto Chairman of the board of directors of Threshold Pharmaceuticals, Inc. until it merged with Molecular Templates Inc. in April 2017. He received a B.A. in Biophysics and a Ph.D. in Biology from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior

Fellow at the University of California, San Francisco. The Company believes that because of his broad experience in building and running both private and public companies and serving on the boards of directors of a variety of biotechnology companies, Dr. Selick is well positioned to provide guidance and insight to the Board and management team.
Bryan Giraudo
Mr. Giraudo, 49, has served as a member of the Board since May 2018. Mr. Giraudo has served as Chief Financial Officer of Gossamer Bio, Inc. (Nasdaq: GOSS), a biotechnology company, since May 2018 and as Chief Operating Officer of Gossamer Bio since September 2021. He has completed nearly $1.0 billion in financings for Gossamer Bio since inception, from Series B financing through its initial public offering and additional debt and equity financings. Prior to joining Gossamer Bio, Mr. Giraudo was a Senior Managing Director at Leerink Partners from 2009 to April 2018, where he was responsible for their western North America and Asia Pacific biotechnology and medical technology banking practice. Before joining Leerink, he was a Managing Director with Merrill Lynch and Co.’s Global Healthcare Investment Banking Group. Mr. Giraudo joined Merrill Lynch in 1997. As a banker, he completed over 200 corporate finance, corporate partnership and strategic advisory transactions. Mr. Giraudo has been a member of the board of directors of Valerio Therapeutics, S.A. (EPA: ALVIO) (formerly, Onxeo SA (EPA: ALONX)), a biotechnology company, since November 2021. He received a B.A. from Georgetown University. The Company believes Mr. Giraudo is qualified to serve on the Board because of his extensive experience in the investment banking field, financial expertise and experience in the biotechnology field.
THE BOARD RECOMMENDS A VOTE “FOR ALL” THE CLASS III DIRECTOR NOMINEES.
In addition to the Class III director nominees, Protagonist has four other directors who will continue in office after the Annual Meeting, with terms expiring in 2026 and 2027, respectively.
CLASS I DIRECTOR CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING
Dinesh V. Patel, Ph.D.
Dr. Patel, 68, has served as a member of the Board and as the Company’s President and Chief Executive Officer since December 2008. Dr. Patel has more than 39 years of executive, entrepreneurial and scientific experience spanning the pharmaceutical, biotechnology and biopharmaceutical industries. Prior to joining Protagonist, he served from 2006 to 2008 as President and Chief Executive Officer of Arête Therapeutics, a privately held company focused on the development of novel drugs for metabolic syndrome. Prior to that, Dr. Patel was President, Chief Executive Officer and co-founder of Miikana Therapeutics, an oncology-based company, from 2003 until it was acquired by Entremed (later renamed CASI Pharmaceuticals) in 2005. Prior to Miikana, he held positions of increasing responsibility at Versicor, a biotechnology company (later renamed Vicuron), from 1996 to 2003, most recently as Senior Vice President of Drug Discovery and Licensing. Vicuron’s research and development efforts led to two marketed drugs, anidulafungin (Eraxis®), and dalbavancin (Dalvance®), and the Company was acquired by Pfizer in 2005 in a $1.9 billion cash transaction. Prior to Vicuron, Dr. Patel was a director of chemistry at the combinatorial chemistry company Affymax, from 1993 to 1996. He was also a medicinal chemist at Bristol Myers Squibb (NYSE: BMY) from 1985 to 1993. He has served as a member of the board of directors of Sai Life Sciences, Limited (BSE: SAILIFE), a global contract research, development & manufacturing organization, since March 2025. Dr. Patel received a Ph.D. in Chemistry from Rutgers University, New Jersey and a B.S. in Industrial Chemistry from S. P. University, Vallabh Vidyanagar, India. The Company believes that because of his expertise, extensive knowledge of the Company and experience as an executive officer of biotechnology companies, Dr. Patel is able to make valuable contributions to the Board.
CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING
Sarah A. O’Dowd
Ms. O’Dowd, 75, has served as a member of the Board since August 2020. Ms. O’Dowd is a member of the board of directors of Ichor Holdings, Ltd. (Nasdaq: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment, and is a director of the Independent Institute, a non-profit, non-partisan, public policy research and communications organization. Until her retirement in March 2020, she was Senior Vice President and Chief Legal Officer at Lam Research Corporation (Nasdaq: LRCX), an S&P 500 technology company. For 11 years at Lam, she served as Chief Legal Officer and Secretary. From 2009 to 2012 she also served as Group Vice President of Human Resources at Lam. From February 2007 to September 2008, she served as Vice President of FibroGen, Inc. (Nasdaq: FGEN), a biopharmaceutical company. Ms. O’Dowd received a J.D. from Stanford Law School, an M.A. in Communications from Stanford University and an A.B. in Mathematics from Immaculata College. The Company believes that because of her executive business experience as well as her experience in the biotechnology field and at public companies, Ms. O’Dowd is well positioned to make valuable contributions and provide valuable guidance to the Board.
William D. Waddill
Mr. Waddill, 68, has served as a member of the Board since July 2016. From April 2014 to December 2016, Mr. Waddill served as Senior Vice President and Chief Financial Officer, Treasurer and Secretary of Calithera Biosciences, Inc. (OTCMKTS: CALA), a biotechnology company. From October 2007 to March 2014, he served as Senior Vice President and Chief Financial Officer of OncoMed Pharmaceuticals, Inc., a biopharmaceutical company. From October 2006 to September 2007, Mr. Waddill served as the Senior Vice President, Chief Financial Officer of Ilypsa, Inc., a biotechnology company that was acquired in 2007 by Amgen, Inc. From February 2000 to September 2006, he served as a Principal at Square One Finance, a financial consulting business. He has served as a director of Arrowhead Pharmaceuticals, Inc. (Nasdaq: ARWR), a biopharmaceutical company, since January 2018, Annexon, Inc. (Nasdaq: ANNX), a biopharmaceutical company, since August 2021 and Turnstone Biologics Corp. (Nasdaq: TSBX), a biotechnology company, since April 2024. Mr. Waddill received a B.S. in Accounting from the University of Illinois, Chicago, and a certification as a public accountant, which is currently inactive, after working at PricewaterhouseCoopers LLP and Deloitte LLP. The Company believes that Mr. Waddill is qualified to serve on the Board because of his financial expertise and extensive experience in the biotechnology field.
Lewis T. “Rusty” Williams, M.D., Ph.D.
Dr. Williams, 75, has served as a member of the Board since June 2017. Dr. Williams has served as Chairman of the Board of Ten30 Bio, a biotechnology start-up company, since April 2024, and Chairman of the Board of ReAlta Life Sciences, a biotechnology start-up company, since November 2024. He previously served as Chairman and Chief Executive Officer of Walking Fish Therapeutics, a biotechnology start-up company, from February 2019 to March 2024. Dr. Williams has also served as a venture partner of Quan Capital, LLP, a healthcare-focused venture capital firm, since October 2018. He founded and served as a director of Five Prime Therapeutics, Inc., a former public biotechnology company acquired by Amgen, Inc., from January 2002 until January 2020, and served as its President and Chief Executive Officer from April 2011 to December 2017. Previously, Dr. Williams spent seven years at Chiron Corporation, a biopharmaceutical company now known as Novartis Vaccines and Diagnostics, Inc., where he served most recently as its Chief Scientific Officer. He also served on Chiron’s board of directors from 1999 to 2001. Prior to joining Chiron, Dr. Williams was a professor of medicine at the University of California, San Francisco, and served as Director of the University’s Cardiovascular Research Institution and Daiichi Research Center. Dr. Williams also has served on the faculties of Harvard Medical School and Massachusetts General Hospital and co-founded COR Therapeutics, Inc., a biotechnology company focused on cardiovascular disease. He is a member of the National Academy of Sciences and a fellow of the American Academy of Arts and Sciences. Dr. Williams was previously a member of the board of directors of Neoleukin Therapeutics, Inc. (formerly, Nasdaq: NLTX), COR Therapeutics, Inc., and Beckman Coulter, Inc., each of which was a public company during his service as a director. Dr. Williams received a B.S. from Rice University and an M.D. and a Ph.D. from Duke University. The Company believes that Dr. Williams’ extensive experience in drug discovery and development, his executive experience with several pharmaceutical companies and his service as a director of other publicly traded healthcare companies have provided him the qualifications, skills and financial expertise to serve on the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board must qualify as “independent,” as affirmatively determined by the board. The Board consults with the Company’s counsel so that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth under the listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after a review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Giraudo, Ms. O’Dowd, Dr. Selick, Mr. Waddill and Dr. Williams. Former director Daniel N. Swisher, Jr. was also deemed to be an independent director within the meaning of the applicable Nasdaq listing standards during the period he served on the Board. In making this determination, the Board found that none of these directors had a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Dr. Patel is not considered independent because he is an executive officer of the Company.
BOARD LEADERSHIP STRUCTURE
The Board has an independent Chairperson of the Board (“Chairperson”), Dr. Selick, who has authority, among other things, to call and preside over meetings of the Board, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairperson has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increases management accountability and improves the ability of the Board to confirm that management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairperson can enhance the effectiveness of the Board as a whole.
The Board believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.
DIRECTOR TIME COMMITMENTS
While Board members benefit from service on the boards of other companies and such service is encouraged, under the Board’s Corporate Governance Guidelines, directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company. In this regard, the Company has adopted specific limits on the number of other public company boards upon which a director may sit. Ordinarily, directors may not serve on the boards of more than four public companies and directors who are executive officers of public companies, including the Company’s President and CEO, may not serve on the board of more than two public companies, including the Company’s Board. As part of the annual director nomination process, the Nominating and Corporate Governance Committee considers directors’ adherence to these expectations, and directors are expected to advise the Chairperson of the Board and the Chairperson of the Nominating and Corporate Governance Committee before accepting a seat on the board of another company.
ROLE OF THE BOARD IN RISK OVERSIGHT
The Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company’s business and the steps taken to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. The Audit Committee reviews information regarding liquidity and operations and oversees the Company’s management of financial risks. Periodically, the Audit Committee reviews the Company’s policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communications with the Company’s external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or mitigate such exposures. The Compensation Committee is responsible for assessing whether any of the Company’s compensation policies or programs has the potential to encourage excessive risk taking. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk, such as regarding cybersecurity and information technology matters, are considered by the Board as a whole.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served during the portion of the last fiscal year for which he or she was a director or committee member.
The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairperson. The purpose of these executive sessions is to encourage and enhance communication among independent directors. Dr. Selick, the Chairperson, presides over executive sessions.
INFORMATION REGARDING COMMITTEES OF THE BOARD
The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Research Committee. The following table provides current membership and meeting information for fiscal 2024 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance	Research
Bryan Giraudo	X		X*
Sarah A. O’Dowd(1)	X		X
Dinesh V. Patel, Ph.D.
Harold E. Selick, Ph.D.		X*	X	X
William D. Waddill	X*	X
Lewis T. Williams, M.D., Ph.D.		X		X*
Total meetings in fiscal 2024	5	4	3	4

*
Committee Chairperson

(1)
Ms. O’Dowd joined the Audit Committee effective September 19, 2024.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities, has the opportunity to meet regularly in executive session and regularly reports its activities to the full Board. The Board has determined that each member of each committee is an “independent” director under Nasdaq listing rules and that each of the directors currently serving on the Audit and Compensation Committees satisfies the additional independence criteria applicable to directors on such committee under Nasdaq listing rules and the rules and regulations established by the

SEC (and, in the case of Compensation Committee members, qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act). The Board has adopted written charters for each committee that, with the exception of the Research Committee, are available to stockholders in the “Governance” section of the Company’s website at www.protagonist-inc.com. Below is a description of each committee of the Board.
Audit Committee
The Audit Committee oversees the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditor; determines and approves the engagement of the independent auditor; determines whether to retain or terminate the existing independent auditor or to appoint and engage a new independent auditor; reviews and approves the retention of the independent auditor to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditor on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditor regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Board has determined that Mr. Waddill qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Waddill’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public companies. The Board has also determined that all members of the Audit Committee are “financially literate” under Nasdaq listing rules.
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
This report is provided by the following directors who served on the Audit Committee through the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024:
William D. Waddill (Chairperson)
Bryan Giraudo
Sarah O’Dowd
Compensation Committee
The Compensation Committee acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:
•
determining the compensation and other terms of employment of the Chief Executive Officer and the other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•
reviewing and recommending to the full Board the compensation of the Company’s directors;

•
evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to the Board the adoption, modification or termination of the Company’s plans and programs;

•
establishing policies with respect to equity compensation arrangements; and

•
conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

The Compensation Committee has delegated authority to Dr. Patel, as the sole member of the Equity Award Committee of the Board, the full authority of the Board, to grant equity-based awards to non-executive officer employees and consultants, within Board-approved guidelines, under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”). The purpose of this delegation of authority is to enhance the flexibility of equity-based award administration within the Company and to facilitate the timely grants of equity-based awards to service providers of the Company. The Compensation Committee receives periodic reports of grants made pursuant to this delegated authority.
During fiscal 2024, Dr. Patel exercised his authority to grant equity-based awards, including options and restricted stock units, totaling 1,163,660 shares in aggregate to employees and consultants.
Compensation Committee Interlocks and Insider Participation.   None of the members of the Compensation Committee is currently or has been at any time one of the Company’s officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board); recommending to the Board for selection candidates for election to the Board; making recommendations to the Board regarding the membership of the committees of the Board; assessing the performance of the Board; and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also takes into account the results of the Board’s self-evaluation. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent based upon applicable Nasdaq listing standards, applicable SEC rules and regulation and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then seeks to use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, though it did not do so in 2024. The Nominating and Corporate Governance Committee conducts any inquiries it deems appropriate or necessary into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee discusses and considers the candidates’ qualifications and recommends a nominee to the Board for appointment or nomination and to the stockholders for election at the annual meeting.
The Nominating and Corporate Governance Committee will consider any director candidates recommended by stockholders. The Nominating and Corporate Governance Committee evaluates candidates recommended by stockholders in the same manner, including applying the minimum criteria set forth above, as candidates recommended by other sources. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee as described under “Stockholder Communications with the Board of Directors.” Submissions must include the same information required under our Bylaws for nominating a director.
The Nominating and Corporate Governance Committee generally considers a potential director candidate’s ability to contribute to the diversity of occupations, perspectives and backgrounds on the Board. As part of the search process for new directors, the Nominating and Corporate Governance Committee seeks to include qualified candidates with diverse backgrounds in the pool from which our Nominating and Corporate Governance Committee selects the nominees with the skills, experience and qualifications that it believes best support the Company in the context of the Board as a whole. The Nominating and Corporate Governance Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. For example, our current Board of six directors includes one director (16%) who self-identifies as female and one director (16%) who self-identifies as racially/ethnically diverse.
Research Committee
The Research Committee became a standing committee of the Board in 2024. It assists the Board in its oversight of the strategic direction for our discovery programs. In 2024, the Research Committee reviewed with management in particular progress of, and selection of, the Company’s pre-clinical programs. In addition to evaluating and advising on our key discovery activities, goals and strategy, the Research Committee confers with management regarding emerging trends and developments relevant to our discovery activities, the Company’s discovery resources and infrastructure, and performs such other duties as are specified in the Research Committee’s charter.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.
CODE OF ETHICS
The Company has adopted the Code of Business Conduct and Ethics (the “Code”) that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is available in the

“Investors — Governance” section of the Company’s website at www.protagonist-inc.com. If the Company makes certain amendments to the Code or grants any waiver of a provision of the Code to any executive officer or director, the Company intends to promptly disclose the nature of the amendment or waiver on its website, to the extent required by applicable rules.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted the Corporate Governance Guidelines to serve as a framework for the governance of the Company. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the Board’s practices with respect to Board composition and selection, Board diversity, Board meetings, oversight of senior management, Chief Executive Officer performance evaluation and succession planning, Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on the “Investors — Governance” section of the Company’s website at www.protagonist-inc.com.

PROPOSAL 2
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that the Company provide stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers (the “say-on-pay vote”).
The say-on-pay vote is a non-binding vote on the compensation of our named executive officers, as described in this Proxy Statement. The say-on-pay vote is not a vote on our general compensation policies or the compensation of our Board. Our philosophy in setting compensation policies for executive compensation is to strongly align our compensation program with stockholder interests, reflect market-best practices, continue to support our long-term business objectives and support talent retention. The “Executive Compensation” section, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, provides a more detailed discussion of our executive compensation program and our compensation philosophy.
The vote under this Proposal 2 is advisory only and therefore not binding on us, the Board or our Compensation Committee. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and we will consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers. Unless the Board modifies its policy of holding annual say-on-pay advisory votes, the next say-on-pay vote is expected to occur at the 2026 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent auditor for the fiscal year ending December 31, 2025, and stockholders are asked to vote to ratify this selection. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate stockholder questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of EY as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
FEES BILLED BY ERNST & YOUNG LLP DURING FISCAL 2024 AND 2023
The following table summarizes the audit fees billed and expected to be billed by EY for the indicated fiscal years and the fees billed by EY for all other services rendered during the indicated fiscal years.
	Fiscal Year Ended December 31,
	2024	2023
Audit Fees(1)	$1,809,298	$1,622,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	55,324	35,806
All Other Fees(4)	7,200	7,200
Total Fees	$1,871,822	$1,665,006

(1)
“Audit Fees” consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as services as are normally provided by the Company’s auditor, including statutory audits and services rendered in connection with statutory and regulatory filings or engagements for the indicated fiscal years, and related expenses. The Audit Fees incurred in 2023 also included fees of $185,000 related to services performed in connection with the Company’s at-the-market offerings and common stock offering, including comfort letters, consents and review of documents filed with the SEC.

(2)
“Audit-Related Fees” consist of fees billed for assurance and related services by the auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the Audit Fees category.

(3)
“Tax Fees” in 2024 and 2023 consist primarily of fees billed for professional services rendered in connection with indirect tax compliance in foreign tax jurisdictions (Australia).

(4)
“All Other Fees” consist of fees related to products and services provided by the auditor, other than the services reported above.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, EY. The policy generally allows pre-approval of specified services in the categories of audit services, audit-related services and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, specified, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of limited non-audit services by EY is compatible with maintaining EY’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth certain information, as of the date of this Proxy Statement, with respect to the Company’s current executive officers. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Dinesh V. Patel, Ph.D.	68	President, Chief Executive Officer and Director
Asif Ali	51	Executive Vice President, Chief Financial Officer
Arturo Molina, M.D., M.S., F.A.C.P.	66	Chief Medical Officer
Dinesh V. Patel, Ph.D.
Biographical information for Dr. Patel is included above with the director biographies under the caption “Class I Director Continuing in Office Until the 2026 Annual Meeting.”
Asif Ali
Mr. Ali has served as the Company’s Executive Vice President, Chief Financial Officer since April 2022. Prior to joining Protagonist, he served as Vice President, Finance and Chief Accounting Officer for Theravance Biopharma, Inc. (Nasdaq: TBPH), a multinational biopharmaceutical company, from September 2018 to February 2022, where his contributions and oversight included equity and asset-backed financings, strategic collaborations, finance operations, international tax planning and long-term business strategy. Prior to Theravance, Mr. Ali served as Vice President and Corporate Controller for Depomed, Inc. (now Assertio Holdings, Inc. (Nasdaq: ASRT)), a specialty pharmaceutical company, from June 2012 to June 2018, where he supported multiple product launches, product acquisitions and equity and asset-backed financings. From 2010 to 2011, he served as Director of Finance and Accounting for Nevada Property 1 LLC, a former public company that owned and operated the Cosmopolitan of Las Vegas, Nevada. From 2004 to 2009, Mr. Ali worked in public accounting in the life sciences practice of PricewaterhouseCoopers LLP, an accounting firm, where he held various positions of responsibility and left as a Senior Manager. Mr. Ali is a fellow of the Institute of Chartered Accountants in England & Wales, a qualification that he obtained in conjunction with studying accounting at the University of North London, United Kingdom (the combined studies are the U.S. equivalent of a B.S. in Business Administration with concentration in accounting). He also holds a C.P.A. license in California.
Arturo Molina, M.D., M.S., F.A.C.P.
Dr. Molina has served as the Company’s Chief Medical Officer since November 2022. Prior to joining Protagonist, he served as Chief Medical Officer for Sutro Biopharma, Inc. (Nasdaq: STRO), a biotechnology company, where he established a world-class, Cross-Functional Clinical Development, Regulatory, Clinical Operations and Biometrics Team (CDRT) to advance development candidates and optimized leads towards Investigational New Drug and registration-enabling clinical studies, from 2016 to 2022. Prior to Sutro, Dr. Molina was Vice President, Oncology Scientific Innovation at Johnson & Johnson (NYSE: JNJ), a multinational corporation. Earlier in his career, Dr. Molina was Chief Medical Officer at Cougar Biotechnology Inc., until it was acquired by Johnson & Johnson in 2009. Dr. Molina was an Adjunct Professor in the Department of Hematology/Bone Marrow Transplantation at City of Hope Comprehensive Cancer Center, from 2002 to 2004. Prior to that, he served as a faculty staff physician in the Department of Hematology/Bone Marrow Transplantation and Medical Oncology/Therapeutics Research from 1991 to 2002. Dr. Molina received his M.D. and M.S. in Physiology from Stanford University Medical Center, and a B.A. in Psychology and B.S. in Zoology from the University of Texas, Austin. Dr. Molina maintains an Adjunct Clinical Faculty appointment in the Department of Medicine, division of Oncology, Stanford University School of Medicine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2025 (except as otherwise indicated in the footnotes to the table) by: (i) each director and nominee for director; (ii) each of the named executive officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all persons and entities known by the Company to be beneficial owners of more than five percent of its common stock.
	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Entities affiliated with BlackRock, Inc.(2)	9,884,617	16.0%
Entities affiliated with Farallon Partners, L.L.C.(3)	6,210,006	9.9%
Entities affiliated with RTW Investments, L.P.(4)	5,315,514	8.6%
Entities affiliated with The Vanguard Group(5)	4,216,081	6.8%
Entities affiliated with Deep Track Capital, LP(6)	3,250,000	5.2%
Entities affiliated with State Street Corp.(7)	3,183,542	5.1%
Named Executive Officers and Directors:
Dinesh V. Patel, Ph.D.(8)	2,150,048	3.4%
Asif Ali(9)	88,102	*
Suneel Gupta, Ph.D.(10)	369,556	*
Arturo Molina, M.D., M.S., F.A.C.P.(11)	78,480	*
Harold E. Selick, Ph.D.(12)	223,914	*
Bryan Giraudo(13)	176,894	*
Sarah A. O’Dowd(14)	125,894	*
William D. Waddill(15)	146,894	*
Lewis T. Williams, M.D., Ph.D.(16)	158,894	*
All current executive officers and directors as a group (8 persons)(17)	3,149,120	4.9%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
This table is based upon information supplied by officers, directors and Schedules 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares of common stock over which the person or group has sole or shared voting or investment power as well as any shares of common stock that the person or group has the right to acquire within 60 days after the date of this table. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 61,912,420 shares outstanding as of the date of this table. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding for a person or group includes shares of common stock such person or group has the right to acquire within 60 days of the date of this table. Unless otherwise indicated, the address for each director and officer is c/o Protagonist Therapeutics, Inc., 7707 Gateway Boulevard, Suite 140, Newark, CA 94560.

(2)
This information is based solely upon a Schedule 13G/A filed with the SEC on February 5, 2025 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 9,796,642 shares and sole dispositive power with respect to 9,884,617 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(3)
This information is based solely upon a Schedule 13G/A filed with the SEC on February 10, 2025 by Farallon Partners, L.L.C. (“Farallon General Partner”) and its affiliated entities. Consists of (i) an aggregate of 5,930,006 shares held by Farallon Capital Partners, L.P. (“FCP”), Farallon Capital

Institutional Partners, L.P. (“FCIP”), Farallon Capital Institutional Partners II, L.P. (“FCIP II”), Farallon Capital Institutional Partners III, L.P. (“FCIP III”), Four Crossings Institutional Partners V, L.P. (“FCIP V”), Farallon Capital Offshore Investors II, L.P. (“FCOI II”), Farallon Capital (AM) Investors, L.P. (“FCAMI”), Farallon Capital F5 Master I, L.P. (“F5MI”) and Farallon Healthcare Partners Master, L.P. (“FHPM,” and together with FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI and F5MI, the “Farallon Funds”) and (ii) an aggregate of 280,000 shares underlying certain exercisable warrants held by the Farallon Funds. Excludes 1,220,000 shares underlying certain warrants, the exercise of which is subject to a beneficial ownership limitation of 9.99% of the outstanding common stock. Farallon General Partner, as the (i) general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and (ii) the sole member of each of Farallon Institutional (GP) V, L.L.C. (“FCIP V General Partner”) and Farallon Healthcare Partners (GP), L.L.C. (“FHPM General Partner”), is deemed to be the beneficial owner of the shares held by each of the Farallon Funds other than F5MI. FCIP V General Partner, as the general partner of FCIP V, may be deemed to beneficially own the shares held by FCIP V. Farallon F5 (GP), L.L.C. (“F5MI General Partner”), as general partner of F5MI, may be deemed to beneficially own the shares held by F5MI. FHPM General Partner, as general partner of FHPM, may be deemed to beneficially own the shares held by FHPM. Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Patrick (Cheng) Luo, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (the “Farallon Individuals”), each of whom is a managing member or senior managing member, as the case may be, of Farallon General Partner, and a manager or senior manager, as the case may be, of FCIP V General Partner, F5MI General Partner and FHPM General Partner, may each be deemed to beneficially own the shares held by the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner, the FHPM General Partner and the Farallon Individuals disclaims any beneficial ownership of the shares and warrants. The address of each of the entities and persons above is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(4)
This information is based solely upon a Schedule 13G/A jointly filed with the SEC on February 14, 2024 by RTW Investments, LP and Roderick Wong, M.D. RTW Investments, LP and Dr. Wong have shared voting and dispositive power with respect to these shares, which are directly held by certain funds to which RTW Investments, LP is the investment adviser. Dr. Wong is the Managing Partner and Chief Investment Officer of RTW Investments, LP. The address of RTW Investments, LP and Dr. Wong is 40 10th Avenue, Floor 7, New York, NY 10014.

(5)
This information is based solely upon a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group (“Vanguard”). Vanguard has shared voting power with respect to 105,584 shares, sole dispositive power with respect to 4,064,443 shares and shared dispositive power with respect to 151,638 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)
This information is based solely upon a Schedule 13G jointly filed with the SEC on April 10, 2025 reflecting beneficial ownership as of April 3, 2025 by Deep Track Capital, LP (“Deep Track”), Deep Track Biotechnology Master Fund, Ltd (“Deep Track Master Fund”) and David Kroin. Deep Track, Deep Track Master Fund and Mr. Kroin have shared voting and dispositive power with respect to these shares. The address of Deep Track and Mr. Kroin is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830, and the address of Deep Track Master Fund is C/O Walkers Corporate Limited, 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands.

(7)
This information is based solely upon a Schedule 13G filed with the SEC on October 16, 2024 by State Street Corp. (“State Street”). State Street has shared voting power with respect to 3,025,575 shares and shared dispositive power with respect to 3,183,542 shares. The address of State Street is 521 Cottonwood Drive, Suite 100, Milpitas, CA 95035.

(8)
Includes 1,791,615 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(9)
Includes (i) 78,041 shares issuable pursuant to stock options exercisable within 60 days of the date of this table and (ii) 3,438 restricted stock units vesting within 60 days of the date of this table.

(10)
Includes 125,144 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(11)
Includes 64,845 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(12)
Includes 195,918 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(13)
Includes 18,000 shares held indirectly by the Bryan and Courtney Giraudo Trust and 158,894 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(14)
Consists of 125,894 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(15)
Consists of 134,894 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(16)
Consists of 158,894 shares issuable pursuant to stock options exercisable within 60 days of the date of this table.

(17)
Includes (i) 2,708,995 shares issuable pursuant to stock options exercisable within 60 days of the date of this table and (ii) 3,438 restricted stock units vesting within 60 days of the date of this table.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis (the “CD&A”), we provide an overview of our compensation philosophy and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (the “NEOs”) during our fiscal year ended December 31, 2024.
For the fiscal year ended December 31, 2024, our NEOs, which consisted of all of our executive officers during the year, were:
Name	Position
Dinesh V. Patel, Ph.D.	President and Chief Executive Officer
Asif Ali	Executive Vice President, Chief Financial Officer
Suneel Gupta, Ph.D.	Chief Development Officer(1)
Arturo Molina, M.D., M.S., F.A.C.P.	Chief Medical Officer

(1)
Effective January 1, 2025, Dr. Gupta transitioned to the role of Executive Vice President, Clinical Development.

Company Overview
Protagonist is a discovery through late-stage development biopharmaceutical company. We strive to improve patients’ lives through the power of peptide drug discovery and development, targeting areas of unmet need across rare and prevalent diseases where treatments are limited or inadequate.
Using our peptide technology platform, we have developed a pipeline of peptide and small molecule compounds that mimic or inhibit therapeutically relevant protein and protein interactions. With this technology, we seek to engineer powerful drug candidates to potentially treat hematology and blood disorders, and inflammatory and immunomodulatory diseases.
Two novel peptides, icotrokinra and rusfertide, derived from Protagonist’s proprietary discovery platform are currently in advanced Phase 3 clinical development, with New Drug Application (“NDA”) submissions to the Food and Drug Administration expected in 2025. The Company also has a number of pre-clinical stage oral drug discovery programs addressing clinically and commercially validated targets.
2024 Business Highlights
Our 2024 and early 2025 business highlights include:
•
Worldwide License and Collaboration Agreement for Rusfertide with Takeda Pharmaceuticals USA, Inc. (“Takeda”); Phase 3 VERIFY Topline Results.   On January 31, 2024, the Company and Takeda announced a worldwide license and collaboration agreement for rusfertide. The Company received an upfront cash payment of $300 million in April 2024 and is eligible to receive up to $330 million in development, regulatory, and sales milestones, for a potential deal value of up to $630 million, as well as an equal share of profits and losses in the U.S. and royalties on net sales outside the U.S.

Under the terms of the agreement, the Company has the right to opt-out of the 50:50 profit share after NDA filing. In that event, the Company would be eligible to receive opt-out fees of up to $400 million and enhanced milestones of up to $975 million, as well as royalties on worldwide net sales. Takeda would maintain full ex-U.S. rights under either scenario.
In Q1 2025, we announced positive topline results for our Phase 3 VERIFY study evaluating rusfertide in patients with polycythemia vera.
•
Two articles published in the New England Journal of Medicine (“NEJM”) in February 2024.   On February 7, 2024, the icotrokinra Phase 2b FRONTIER 1 trial results in adults living with moderate-to-severe plaque psoriasis were published in the NEJM. On February 21, 2024, the complete Phase 2 REVIVE trial results for rusfertide, including efficacy and safety, were published in the NEJM.

•
S&P SmallCap 600 Index.   The Company joined the S&P SmallCap 600 Index on July 3, 2024.

•
Icotrokinra: Oral Interleukin-23 Receptor (“IL-23R”) Antagonist.   Positive topline results for the Phase 3 ICONIC-LEAD and ICONIC-TOTAL studies in moderate to severe plaque psoriasis conducted by our collaboration partner (Johnson & Johnson) were reported in Q4 2024. In Q1 2025, positive topline results were reported in Johnson & Johnson’s Phase 3 ICONIC-ADVANCE 1 and ADVANCE 2 studies in moderate to severe plaque psoriasis, and in Johnson and Johnson’s Phase 2b ANTHEM-UC study in moderately to severely active ulcerative colitis.

•
Achievement of a $165.0 million milestone.   Under the terms of the icotrokinra license and collaboration agreement with J&J Innovative Medicines (“JNJ”), as amended in November 2024, the Company earned a $165.0 million milestone during Q4 2024. The $165.0 million was received in January 2025.

•
Significantly enhanced cash resources.   We ended fiscal 2024 with cash, cash equivalents and marketable securities of approximately $559.2 million (not including the $165.0 million milestone payment received in January 2025), a significant increase from cash, cash equivalents and marketable securities of approximately $341.6 million as of December 31, 2023.

2024 Compensation Highlights
Our Compensation Committee believes that executive compensation should be directly linked to short-term and long-term performance. A few of the key decisions made by the Compensation Committee in 2024 aligned with such philosophy are as follows:
•
Modest base salary adjustments.   Base salary increases for our named executive officers ranged from 3.0% to 5.8%. Salary increases reflected competitive market positioning, as well as individual responsibilities, performance, experience and contributions.

•
Annual bonuses linked to pre-determined performance goals.   Based on the achievement of pre-established corporate performance goals, the annual bonus plan paid out at 150% of target for the portion of the award attributable to corporate performance. As such, our Chief Executive Officer’s (“CEO”) 2024 bonus was paid at 150% of target since his award is based entirely on corporate performance. For other named executive officers, the annual bonus payout is based on corporate and individual performance. Payouts for other named executive officers ranged from 138% to 150% of target.

•
Annual stock option and restricted stock unit grants aligned with market practice and Company performance.   In 2024, our named executive officers received stock option and restricted stock unit grants that aligned with Company performance and competitive market data. The Compensation Committee approved a target mix for the annual equity awards that were made to our named executive officers in January 2024 that consisted of 65% stock options and 35% restricted stock units.

•
Pay mix is highly variable and “at risk”.   The percentage of pay that is variable (i.e., annual bonuses and equity awards) for our CEO and other named executive officers, on average, is 93% and 82%, respectively, and the percentage of pay that is “at risk” (i.e., annual bonuses (which are dependent upon Company and individual performance) and stock option awards (which require an increase in Company stock price for our named executive officers to realize any value)) for our CEO and other named executive officers, on average, is 71% and 64%, respectively, helping us align pay with performance.

CEO Target Compensation*	Other NEO Average Target Compensation*

*
Equity awards based upon grant date value.

Stockholder Engagement
As part of its compensation-setting process, the Compensation Committee considers the results of the stockholder advisory vote on our executive compensation from the prior year. At our 2024 Annual Meeting, we received the support of approximately 78% of the votes cast on our say-on-pay proposal to approve the compensation paid to our named executive officers for 2023. While this was a strong rate of approval, it was a decrease from the approximately 96% of the votes that were cast in favor of our say-on-pay vote in the prior year. As a result, the Company put forth efforts to engage with, and be responsive to, our stockholders and address their concerns on our executive compensation program.
The Compensation Committee and full Board consider the outcome of the say-on-pay vote and focused on responding to the reduced level of support in favor of our say-on-pay vote.
Based on our discussions with stockholders, we understand that they were generally supportive of our executive compensation program design in 2023. However, a proxy advisory firm recommended against our say-on-pay proposal in part due to the fact that the Company utilized performance share awards (“PSUs”) in the executive compensation program in 2021 and in 2022, but did not include PSUs in 2023. While the Compensation Committee granted PSUs in 2021 and 2022, those awards were in response to unique Company circumstances that existed at that time, and the Committee does not believe that this critical time in the Company’s development — during which we are planning for potential NDA submissions to the U.S. Food and Drug Administration (“FDA”) in 2025 and potentially our first commercial product launch — is the appropriate time to re-introduce PSUs into the compensation program. Moreover, stock options currently make up approximately 50% of the target value for our named executive officers’ annual equity awards, which is a significant component of the compensation granted to our executives. The Compensation Committee and the Board view stock options as performance-based as they are at risk of having no value unless our stock price appreciates.
The Compensation Committee understands that some stockholders may prefer re-incorporating PSUs as part of the long-term incentive program. Each year, the Compensation Committee works closely with its independent compensation consultant to determine the levels of overall compensation and each element of compensation for our Chief Executive Officer and other named executive officers. The Compensation Committee’s goal is to create an executive compensation program that is appropriately aligned with our business strategy and helps achieve the desired objectives, including attracting, retaining and rewarding executive officers in order to promote our long-term success.
The Compensation Committee continues to review the Company’s compensation practices in the context of the Company’s growth and performance and will continue to consider the input of our stockholders with respect to such compensation programs and practices. As such, the Board and the Compensation Committee expects to carefully consider the results of this year’s say-on-pay vote in its future compensation decisions.
Compensation Philosophy and Objectives
Our executive officer compensation program focuses on attracting, retaining and rewarding executive officers in order to promote our long-term success. In setting compensation levels and designing the elements of our program, we seek to establish overall compensation levels that are internally equitable and competitive with the talent market. We regularly review our executive officer compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning them with the interests of our stockholders. In particular, we seek to:
•
Align the base salary and target annual incentive compensation of our executive officers with market practices by considering the 50th percentile of our peer group, but also considering individual factors such as performance, contributions, and tenure in determining individual base salaries that may warrant compensation either below or above the 50th percentile for individual executive officers (e.g., at the 25th or 75th percentile as noted below);

•
Focus a significant portion of our executive officers’ compensation on short-term and long-term incentives; and

•
Provide balanced incentives that motivate our executives to achieve our short-term and long-term goals without incentivizing executives to take excessive risks.

The Compensation Committee has historically compensated executive officers with three primary compensation components: a base salary, an annual bonus opportunity, and equity-based compensation. The Compensation Committee believes that cash compensation in the form of base salary and an annual bonus opportunity provides our executive officers with short-term rewards for success in achieving annual goals and objectives, and that long-term compensation through the award of stock options and restricted stock units aligns the objectives of management with those of our stockholders with respect to long-term performance and success of the Company.
In setting compensation levels for our executive officers, the Compensation Committee considers a variety of factors, including peer group survey data, tenure, role, responsibilities, performance, and competitive market practices. Compensation paid to our named executive officers is delivered primarily through at-risk pay, based on both short-term and long-term incentives.
In addition to our compensation elements, the following compensation program features are designed to align our executive team’s interests with stockholder interests and market best practices.
Best Practice Highlights

Pay for Performance.   The Compensation Committee believes in aligning pay with performance. As such, the significant majority of our executive compensation is variable and at-risk, with a substantial portion that is based on stockholder value creation.

Use of Independent Compensation Consultant. The Compensation Committee receives objective advice from its independent compensation consultant.
Clawback Policy. The Board has adopted a clawback policy applicable to all incentive payments and performance-based equity awards granted to executive officers.

Peer Group Analysis.   The Company reviews total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of the compensation components for the named executive officers relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers.

No Automatic Single Trigger Equity Acceleration. Acceleration of equity vesting on a change in control is subject to a “double trigger” arrangement.
No Hedging. The Company has adopted a policy prohibiting hedging of Company stock.

No Perquisites. Our NEOs do not receive any perquisites.

No Guaranteed Compensation.   We do not have agreements with our NEOs that provide any guarantees relating to base salary increases or the amounts of any annual cash incentive awards or long-term equity awards.

No Excise Tax Gross-Ups. Our NEOs are not entitled to any excise tax gross-up.
Process for Setting Compensation
Role of the Board and Compensation Committee
Our Board and Compensation Committee review compensation practices and the philosophy annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, they consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short-and long-term results that are in the best interests of our stockholders and our desire to incentivize a long-term commitment to our Company. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace, and we generally target the 50th percentile of our peer group for target cash compensation and the 25th to 75th percentiles for equity awards, based on independent third-party benchmark analytics, which inform the mix of compensation of base salary, bonus and long-term incentives.
Our Compensation Committee is responsible for approving all executive compensation matters. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the CEO for all executives other than the CEO. Our Compensation Committee gives considerable weight to the CEO’s evaluations of our other executive officers because of his direct knowledge of these individuals’ performance and contributions. In the case of the CEO, our Compensation Committee evaluates his performance and determines any adjustments to his base salary or annual bonus, as well as equity awards to be granted. Based on those discussions and its discretion, taking into account the factors noted above, the Compensation Committee then determines the compensation for each executive officer.
Role of our Chief Executive Officer and Management
As described above, our Chief Executive Officer provides the Compensation Committee with input and recommendations related to the compensation of our other executive officers. The CEO does not participate in, nor is present during, any deliberations or determinations of the Compensation Committee or the Board of Directors regarding his compensation or individual performance objectives. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.
Role of the Compensation Consultant
In 2024, the Compensation Committee retained the services of Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as its external compensation consultant, and the Compensation Committee considered Aon’s input on certain compensation matters as it deemed appropriate. The Compensation Committee has worked with Aon to develop a peer group, to provide a competitive market analysis of the base salary, annual performance-based cash incentive awards and long-term incentive compensation of our executive officers compared against the peer group, and to review other market practices and trends.
Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Compensation Committee has reviewed the independence of Aon and conducted a conflicts of interest assessment (taking into consideration factors specified in the Nasdaq listing standards) and has concluded that Aon is independent and its work for the Compensation Committee has not raised any conflicts of interest.

While the Compensation Committee took into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executives’ compensation.
Use of a Peer Group
The Compensation Committee believes that obtaining relevant market and benchmark data is important to making determinations about executive compensation, as pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.
While market data is one element considered by the Compensation Committee when making executive compensation decisions, the Compensation Committee does not set compensation levels based solely on market data. Rather, the Compensation Committee reviews the 25th, 50th and 75th percentiles of relevant market data as one frame of reference in making its executive compensation decisions. Final executive compensation decisions reflect a variety of factors, including each executive’s experience, performance rating, the relative importance of the executive’s role within the organization, as well as where each executive’s pay level falls relative to the market data.
With Aon’s assistance and input, the Compensation Committee annually adopts a peer group of companies that it uses as a reference group to provide a broad perspective on competitive pay levels and practices. The Compensation Committee reviews and approves the peer group companies that are used to evaluate competitive market compensation. In doing so, the Compensation Committee seeks to approve a peer group that is representative of the sector in which we operate and includes companies within an appropriate defined range in terms of key attributes.
For 2024, our Compensation Committee, using information provided by Aon, established a peer group of publicly traded companies in the biotechnology industry based on the following criteria:
•
Development stage companies with later stage assets (e.g., Phase 3);

•
Companies with market capitalizations of $400 million to $3.3 billion based on the Company’s market capitalization at that time ($1.1 billion);

•
Companies with headcounts of less than 400 employees based on the Company’s headcount at that time (135 employees); and

•
Companies located in the San Francisco and other key biotechnology hub markets to align with the Company’s location and market for talent.

Based on the criteria identified above, the 2024 peer group used to assess compensation practices was comprised of the following 23 companies:
Agios Pharmaceuticals, Inc.	Keros Therapeutics, Inc.
Akero Therapeutics, Inc.	Kura Oncology, Inc.
bluebird bio, Inc.	Morphic Holding, Inc.
Celldex Therapeutics, Inc.	Nurix Therapeutics, Inc.
Cogent Biosciences, Inc.	RAPT Therapeutics, Inc.
Crinetics Pharmaceuticals, Inc.	Replimune Group, Inc.
CymaBay Therapeutics, Inc.	Structure Therapeutics, Inc.
Disc Medicine, Inc.	Syndax Pharmaceuticals, Inc.
Geron Corporation	Ventyx Biosciences, Inc.
Hillevax, Inc.	Viridian Therapeutics, Inc.
IDEAYA Biosciences, Inc.	Xencor, Inc.
Inhibrx Biosciences, Inc.

Key Elements of Compensation
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our Compensation Committee taking into account each individual’s role, responsibilities, skills and experience. Base salaries for our named executive officers are reviewed annually by our Compensation Committee, typically in connection with our annual performance review process, and adjusted from time to time, to realign salaries with market levels after taking into account individual responsibilities, performance and experiences. None of our NEOs is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.
For 2024, base salary increases for the NEOs ranged from 3.0% to 5.8% after consideration of the foregoing factors. The 2024 base salaries of our NEOs are set forth in the table below:
Name	2024 Base Salary	2023 Base Salary	Year-Over- Year Percentage Change
Dinesh V. Patel	$681,410	$655,200	4.0%
Asif Ali	$465,000	$447,000	4.0%
Suneel Gupta	$530,500	$515,205	3.0%
Arturo Molina	$550,000	$520,000	5.8%
Annual Performance-Based Cash Bonus
Our Compensation Committee established an annual cash bonus program for our named executive officers based on Company performance as compared to the goals and objectives established by the Compensation Committee at the beginning of the year. The structure of the annual incentive program incentivizes the named executive officers to achieve research, clinical, operational, and organizational results that the Compensation Committee views as critical to the execution of our business strategy.
All executive officers are assigned annual bonus targets, expressed as a percent of base salary, based on each executive officer’s accountability, scope of responsibilities, and potential impact on performance, as well as peer group competitive data for similarly situated positions. The table below sets forth the target bonus for each NEO, which are the same as the target bonus opportunities in 2023:
Name	2024 Target Bonus (% of Base Salary)
Dinesh V. Patel	55%
Asif Ali	40%
Suneel Gupta	40%
Arturo Molina	40%
Payments under the annual bonus plan in 2024 were entirely based on corporate goals for our CEO, and, for the other named executive officers, based 75% on corporate goals and 25% on individual goals.
The 2024 corporate performance goals were comprised of the performance goals and corresponding weightings shown in the table below. In establishing these goals, the Compensation Committee selected performance goals that it considered aggressive, meaning that they are goals that were considered achievable, but only with a high degree of diligence and success in execution. If we did not achieve a performance goal, there would be no payout relative to that element of the weighting. If we achieve the performance goal in full, we would achieve a weighted payout at target. If the core goals and all stretch goals were achieved, the maximum payout of 150% of target would be earned.

In December 2024, the Compensation Committee met to consider how the Company had performed against corporate performance goals. While the Compensation Committee considered management’s views regarding their 2024 achievements, the Compensation Committee made an independent determination regarding the corporate performance, as reflected in the “Performance Assessment” column of the table below.
Performance Goal and Weighting	Additional Detail on Goal	Performance Assessment
Research and Development — Rusfertide (45% of Target)
1.
Clinical:   Complete enrollment in Ph3 PV VERIFY Study

2.
CMC:   Complete at least one drug product qualification batch for NDA submission and commercial packaging design

3.
Non-clinical:   Successful outcome of carc study with unaudited draft report

4.
Regulatory:   Ensure regulatory operations in place for NDA filing. Complete FDA meeting for formulation

5.
HEOR/MedAffairs:   Create and maintain a strategic Medical Affairs Plan that includes an Evidence & Value Plan for rusfertide throughout 2024

Fully achieved all goals Weighted payout earned: 45% of target
Research and Development — Discovery & Preclinical (30% of Target)	1. Nominate an oral IL-17 development candidate for IND enabling studies 2. Demonstrate pre-clinical POC for specified discovery program with advanced lead	Nearly achieved all goals Weighted payout earned: 25% of target
Business Development, Finance, Commercial & IT (25% of Target)
1.
Business Development:    Execute Search & Evaluation process and nominate opportunities for Board consideration

2.
Finance:   Extend cash runway through end of 2026.

3.
Pre-Commercial:   Prepare for market initiatives & organizational structure required to commercialize rusfertid

Fully achieved all goals Weighted payout earned: 25% of target
Stretch Goals (50% of Target)
1.
Rusfertide:   Complete Ph3 VERIFY 250 patient enrollment by Q1 2024

2.
Discovery: Nominate a specified development candidate

3.
Discovery: Nominate a new discovery program with pre-clinical POC

4.
JNJ: Qualify for new milestones from JNJ

5.
External Innovation: In-license a new program or technology

Out-performed the goals Weighted payout earned: 55% of target
	Total Corporate Achievement:	150% of target

In determining the payouts for the annual bonus, the Compensation Committee also evaluated the individual performance of our NEOs other than our CEO, whose annual bonus is entirely based on the above-listed corporate goals. The Compensation Committee views the inclusion of individual performance as an important component of the annual cash bonus plan because it motivates the NEOs for individual performance, even if overall corporate performance is lower.
With respect to individual goals, the Company established the following goals for each of the named executive officers other than the CEO:
•
Asif Ali:   The Company set individual goals related to achievement of the Company’s finance and business development corporate objectives.

•
Suneel Gupta:   The Company set individual goals related to the Company’s clinical and external innovation objectives.

•
Arturo Molina:   The Company set individual goals related to the Company’s clinical, regulatory and medical affairs objectives.

In assessing the individual performance of our NEOs, the Compensation Committee, with the input of our CEO for the other NEOs, considered each such officer’s individual contributions to the achievement of our 2024 goals, and the officer’s individual performance in helping to execute on our strategic initiatives. The Compensation Committee determined that based on performance, the individual performance score for each of Mr. Ali and Dr. Molina was 150% of target, and the individual performance score for Dr. Gupta was 100% of target.
Based on performance, as described above, the Compensation Committee approved the following bonuses for performance in 2024, and these amounts are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table:
Name	2024 Bonus Earned	Bonus Achieved (as % of Target Bonus)
Dinesh V. Patel	$562,163	150%
Asif Ali	$279,000	150%
Suneel Gupta	$291,775	138%
Arturo Molina	$330,000	150%
2024 Company-wide Spot Bonus
In March 2024, following the closing of the Company’s license and collaboration arrangement with Takeda related to rusfertide, the Compensation Committee approved a one-time Company-wide spot bonus program pursuant to which each employee of the Company employed at the time of the signing and the closing of the Takeda transaction received a spot bonus equal to 30% of his or her then current target bonus. The completion of a transformational partnership related to rusfertide had been a key stretch objective for 2023. The Compensation Committee determined the one-time spot bonus program was warranted because investors reacted positively to the transaction, the Takeda transaction was signed in early 2024, and significant time and effort was expended across the Company in the Takeda transaction. Pursuant to the spot bonus program, Dr. Patel received $112,432; Mr. Ali received $55,800; Dr. Gupta received $63,660; and Dr. Molina received $66,000.
Long-Term Incentive Compensation
Our equity grant program is intended to recognize the contributions of our named executive officers to the achievement of corporate objectives, to align their interests with those of our stockholders by creating value tied to the performance of our stock price, and for retention purposes. In determining the form and value of an annual grant, the Compensation Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and our overall performance relative to corporate objectives.

The Compensation Committee also may grant equity awards to new executive officer hires or special awards upon promotion or for retention. We generally grant annual equity awards in the first quarter of each year.
We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Long-term equity incentives also promote retention, because executive officers will only receive value if they remain employed by us over the required term.
In 2024, we used stock options and time-vesting restricted stock units as vehicles for long-term incentive compensation for our executive officers. We use stock options because they allow our executive officers to realize value only if our stock price increases, and restricted stock units are complementary because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to the Company. Both forms of equity align the interests of our executive officers with the interests of our stockholders.
In January 2024, the Compensation Committee granted our named executive officers annual stock option and restricted stock unit grants that reflect the factors noted above. The following table summarizes 2024 equity grants, with the values reflecting the grant date fair value of the awards:
Name	Stock Options (Value)	Stock Options (#)	Restricted Stock Units (Value)	Restricted Stock Units (#)
Dinesh V. Patel	$6,119,129	315,250	$1,987,773	84,875
Asif Ali	$1,514,011	78,000	$491,820	21,000
Suneel Gupta	$1,387,844	71,500	$450,835	19,250
Arturo Molina	$1,892,514	97,500	$614,775	26,250
The exercise price of all stock option awards to NEOs is equal to the closing price of our stock on the date of the grant, and all stock options granted in 2024 have a ten-year term. The stock option grants vest over a four-year period in equal monthly installments following the grant date. Restricted stock unit grants vest over a three-year period in three equal annual installments, beginning in the year after the grant. In each case, vesting is generally subject to continued service through each vesting date.
Other Elements of Compensation
Employee Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance for all of our employees, including our named executive officers. We also provide all employees, including named executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits, including vacation, sick time and holidays.
We maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. The Company may make contributions to this plan at its discretion. For the year ended December 31, 2024, the Company matched 50% of each employee’s contribution up to a maximum of $4,000.
We believe the above-described benefits are important to attracting and retaining experienced employees, including our executives.
We do not sponsor any qualified or non-qualified defined benefit plans, nor any non-qualified deferred compensation plans for any of our employees or executives.
Perquisites
We do not provide material perquisites to our executive officers.

Employment and Severance Agreements
Each of the Company’s NEOs is covered by an employment or offer letter agreement providing for a minimum annual level of salary, target incentives, eligibility for long-term incentives, and benefit eligibility. Each of the Company’s NEOs is also party to an Employee Severance Agreement that provides for a severance benefit in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements. It is the Compensation Committee’s belief that the employment and severance agreements are necessary from a competitive perspective and contribute to the stability of the management team.
The “Potential Payments Upon Termination or Change in Control” section below describes and quantifies the severance and other benefits potentially payable to the NEOs in further detail. The Severance Agreements provide for a combination of a cash severance payment, continued health benefits (or an equivalent cash payment) and, in the case of a change in control termination only, acceleration of vesting (and exercisability, if relevant) of outstanding equity awards held as of the date of termination. Acceleration of vesting is subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change in control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the NEO. Payments and benefits under the agreements are subject to the execution of an effective release.
We do not provide any excise tax gross ups in connection with severance paid upon termination without cause or relating to a change in control transaction. All change in control cash payments are structured to be on a “double-trigger” basis, requiring an involuntary termination in connection with the change in control transaction.
Other Policies
Clawback Policy
We have adopted a Compensation Recoupment (Clawback) Policy, which is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including each of the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
Insider Trading Policies and Prohibitions on Hedging and Pledging
We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in Company securities or securities of related companies by the Company’s directors, officers, employees, consultants and contractors, and by the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards.
Our insider trading policy prohibits our directors, officers, employees, consultants and contractors from engaging in the trading of derivative securities, short sales, transactions in put or call options, hedging transactions, holding equity securities in margin accounts, pledging securities as collateral for a loan or other inherently speculative transactions relating to our equity securities.
Practices on Timing of Equity Awards
We do not have any program, plan or obligation that requires us to grant equity awards on specified dates. We also do not have any program, plan or practice to time award dates of stock option grants to our executive officers in coordination with the release of material nonpublic information and typically our annual grants occur during an open trading window in the first quarter of the year. Equity awards may occasionally be granted following a significant change in job responsibilities or to meet special retention or performance objectives. In 2024, the Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity-based awards, including stock options, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, the Compensation Committee did grant annual stock option awards to our named executive officers within the period beginning four business days before our filing of a periodic report on Form 10-K or Form 10-Q or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such report. Specifically, pre-market on January 8, 2024, the Company made available on Form 8-K an updated corporate presentation used in connection with meetings at an investor conference the week of January 8, 2024. The following information regarding such option grants is provided in accordance with SEC rules:
Name	Grant Date	Number of Securities Underlying Award	Exercise Price(1)	Grant Date Fair Value
Percentage Change in the Closing
Market Price of the Securities
Underlying the Award Between the
Trading Day Ending Immediately Prior
to the Disclosure of Material Nonpublic
Information and the Trading Day
Beginning Immediately Following the
Disclosure of Material Nonpublic
Information(2)

Dinesh V. Patel	1/2/2024	315,250	$23.42	$6,119,129	5.6%
Asif Ali	1/2/2024	78,000	$23.42	$1,514,011	5.6%
Suneel Gupta	1/2/2024	71,500	$23.42	$1,387,844	5.6%
Arturo Molina	1/2/2024	97,500	$23.42	$1,892,514	5.6%

(1)
The exercise price of the reported stock option grants was higher than the closing price of the Company’s common stock on January 8, 2024 ($23.02).

(2)
This compares to a percentage change in the SPDR S&P Biotech ETF (NYSEARCA: XBI) over the same period of 4.6%.

Tax Deductibility of Compensation
As one of the factors in the review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company. Under Section 162(m) of the Code, a limitation exists on the deductibility of compensation paid to certain “covered employees,” including all of our NEOs, in excess of $1 million per year and thus, we are unable to deduct compensation payable to our NEOs in excess of such limit. While the Compensation Committee considers the impact of this tax treatment, the primary factors influencing program design are the support of our business objectives and the Compensation Committee’s commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Compensation Committee determines to be more appropriate.
Accounting Policies for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options under our equity incentive award plans are accounted for under ASC 718. Our Board or Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs.
Compensation Risk Management
During fiscal year 2024, the Company conducted its annual review of executive and non-executive compensation programs, with particular emphasis on incentive compensation plans and programs. Based on this review, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. As part of this inventory, several factors were noted that reduce the likelihood of excessive risk taking. These factors include: (1) balancing performance focus between near-term objectives and longer-term strategic initiatives; (2) issuing annual equity awards that vest over multi-year time horizons; and (3) maintaining a clawback policy applicable to our executive officers. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels for named executive officers. As a result of this evaluation, the Company concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Report of the Compensation Committee of the Board
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Submitted by the Compensation Committee of the Board:
Harold E. Selick, Ph.D. (Chairperson)
William D. Waddill
Lewis T. Williams, M.D., Ph.D.
2024 Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our NEOs for 2024, 2023 and 2022.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Dinesh V. Patel, Ph.D. President and Chief Executive Officer	2024	681,410	112,432	1,987,773	6,119,129	562,163	10,912	9,473,819
	2023	655,200	—	—	6,041,100	360,360	10,912	7,067,572
	2022	630,000	—	897,813	4,211,963	242,550	10,912	5,993,238
Asif Ali EVP, Chief Financial Officer	2024	465,000	55,800	491,820	1,514,011	279,000	5,242	2,810,873
	2023	447,000	—	129,306	641,867	178,800	5,242	1,402,215
Suneel Gupta, Ph.D.(5) Chief Development Officer	2024	530,500	63,660	450,835	1,387,844	291,775	10,912	2,735,526
	2023	515,205	—	251,006	1,245,977	193,125	10,876	2,216,189
	2022	500,000	—	359,125	1,684,785	130,000	10,894	2,684,804
Arturo Molina, M.D., M.S., F.A.C.P. Chief Medical Officer	2024	550,000	66,000	614,775	1,892,514	330,000	10,912	3,464,201

(1)
In March 2024, the Compensation Committee approved a one-time Company-wide spot bonus program pursuant to which each employee of the Company employed at the time of the signing and the closing of the Takeda transaction received a spot bonus equal to 30% of his or her then current target bonus.

(2)
The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of restricted stock units (“RSUs”), PSUs and stock options, as applicable, granted during the fiscal year and computed in accordance with the provisions of Accounting Standards Codification

(“ASC”) 718, Compensation — Stock Compensation. The valuation methodology of these awards is described in the notes to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the RSUs, PSUs and stock options, the exercise of the stock options, or the sale of the common stock underlying such awards. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to option awards only, the NEOs will only realize compensation to the extent the trading price of the common stock is greater than the exercise price of such stock options.
(3)
PSUs granted in 2022 were deemed to have no reportable accounting grant date value because the performance goal was not likely to be achieved as of the grant date. The PSUs granted in 2022 vested 100% on May 31, 2023, the date that the Compensation Committee determined, in its sole discretion, that the Company’s forecasted cash and cash equivalents were sufficient to fund the Company’s operations through at least December 31, 2025. The maximum value of the PSUs at grant date for 2022, assuming the performance conditions were achieved, was $262,800 for Dr. Patel and $105,120 for Dr. Gupta.

(4)
The amounts for 2024 include $6,858 in group term life insurance for Drs. Patel, Gupta and Molina and $1,242 in group term life insurance for Mr. Ali, and $4,000 in 401(k) plan matching contributions paid by the Company for each of the NEOs. The amounts for 2024 for Drs. Patel, Gupta and Molina also include premiums paid for elective LifeLock identity protection services pursuant to Company-wide policy.

(5)
Dr. Gupta served as the Company’s Chief Development Officer from May 2019 to January 2025 and the Company’s Executive Vice President of Clinical Pharmacology and Clinical Operations from January 2019 to May 2019. Effective January 1, 2025, he transitioned to Executive Vice President, Clinical Development and is no longer classified as an executive officer of the Company.

2024 Grants of Plan-Based Awards Table
The following table sets forth the grants of plan-based awards made to our NEOs during 2024.
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Dinesh V. Patel, Ph.D.	01/02/2024	—	—	—	—	315,250	23.42	6,119,129
	01/02/2024	—	—	—	84,875	—	—	1,987,773
		—	374,776	562,163	—	—	—	—
Asif Ali	01/02/2024	—	—	—	—	78,000	23.42	1,514,011
	01/02/2024	—	—	—	21,000	—	—	491,820
			186,000	279,000	—	—	—	—
Suneel Gupta, Ph.D.	01/02/2024	—	—	—	—	71,500	23.42	1,387,844
	01/02/2024	—	—	—	19,250	—	—	450,835
		—	212,200	318,300	—	—	—	—
Arturo Molina, M.D., M.S., F.A.C.P.	01/02/2024	—	—	—	—	97,500	23.42	1,892,514
	01/02/2024	—	—	—	26,250	—	—	614,775
		—	220,000	330,000	—	—	—	—

Outstanding Equity Awards at 2024 Fiscal Year End Table
The following table sets forth information regarding outstanding equity awards at the end of 2024 for each of our NEOs.
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dinesh V. Patel, Ph.D.	04/29/2016	54,000	—	4.21	04/25/2016	04/28/2026	—	—	—	—
	10/11/2016	318,273	—	21.58	08/10/2016	10/10/2026	—	—	—	—
	02/28/2018	150,000	—	16.95	02/28/2018	02/27/2028	—	—	—	—
	08/15/2018	54,700	—	8.58	08/05/2018	08/14/2028	—	—	—	—
	02/28/2019	172,500	—	8.02	02/28/2019	02/27/2029	—	—
	02/28/2020	235,000	—	7.80	02/28/2020	02/27/2030	—	—	—	—
	02/26/2021(1)(2)	215,625	9,375	23.57	02/26/2021	02/25/2031	—	—	25,000	965,000
	02/15/2022(1)(3)	132,812	54,688	28.73	02/15/2022	02/14/2032	10,417	402,096	—	—
	01/16/2023(1)(3)	287,500	312,500	12.17	01/16/2023	01/15/2033	—	—	—	—
	01/02/2024(1)(3)	72,244	243,006	23.42	01/02/2024	01/01/2034	84,875	3,276,175	—	—
Asif Ali	04/18/2022(4)(5)	49,000	27,500	19.19	04/18/2022	04/17/2032	6,876	265,414	—	—
	01/16/2023(1)(3)	12,546	33,204	12.17	01/16/2023	01/15/2033	7,084	273,442	—	—
	01/02/2024(1)(3)	17,875	60,125	23.42	01/02/2024	01/01/2034	21,000	810,600	—	—
Suneel Gupta, Ph.D.	02/26/2021(1)(2)	76,666	3,334	23.57	02/26/2021	02/25/2031	—	—	12,000	463,200
	02/15/2022(1)(3)	53,125	21,875	28.73	02/15/2022	02/14/2032	4,167	160,846	—	—
	01/16/2023(1)(3)	28,846	64,454	12.17	01/16/2023	01/15/2033	13,751	530,789	—	—
	01/02/2024(1)(3)	16,385	55,115	23.42	01/02/2024	01/01/2034	19,250	743,050	—	—
Arturo Molina, M.D., M.S., F.A.C.P.	11/15/2022(4)(5)	34,877	61,094	8.04	11/15/2022	11/14/2032	10,626	410,164	—	—
	01/16/2023(1)(3)	8,984	9,766	12.17	01/16/2023	01/15/2033	2,084	80,442	—	—
	01/02/2024(1)(3)	22,343	75,157	23.42	01/02/2024	01/01/2034	26,250	1,013,250	—	—

(1)
The shares subject to the option vest as to 1/48 of the shares in equal monthly installments following the vesting commencement date, subject to the holder continuing to provide services through the applicable vesting date. The option is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the twelve months following the acquisition as described in “— Potential Payments upon Termination or Change in Control” below.

(2)
100% of the equity incentive plan award vests upon the first to occur of a submission of (i) a New Drug Application to the U.S. Food and Drug Administration or (ii) a European Union marketing authorization for a product candidate, subject to the holder continuing to provide services through the applicable vesting date. The award is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the twelve months following the acquisition as described in “— Potential Payments upon Termination or Change in Control” below.

(3)
1/3 of the stock award shares vest in equal yearly installments over three years subject to the holder continuing to provide services through the applicable vesting date. The award is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the twelve months following the acquisition as described in “— Potential Payments upon Termination or Change in Control” below.

(4)
25% of the shares subject to the option vest on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter, subject to the holder continuing to provide services through the applicable vesting date. The option is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the twelve months following the acquisition as described in “— Potential Payments upon Termination or Change in Control” below.
(5)
25% of the stock award shares vest in equal yearly installments over four years subject to the holder continuing to provide services through the applicable vesting date. The award is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the twelve months following the acquisition as described in “— Potential Payments upon Termination or Change in Control” below.

Option Exercises and Stock Vested Table
The following table sets forth information regarding the option awards exercised and stock awards vested for our named executive officers during fiscal 2024.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dinesh V. Patel, Ph.D.	1,727	41,362	35,417	1,032,322
Asif Ali	24,000	586,039	6,978	173,896
Suneel Gupta, Ph.D.	210,450	7,759,965	23,041	641,301
Arturo Molina, M.D., M.S., F.A.C.P.	31,529	1,160,875	6,353	244,016

(1)
Value realized does not represent proceeds from any sale of any common stock acquired upon exercise or vesting, but is determined by, in the case of stock options, multiplying the number of shares acquired upon exercise by the difference between the exercise price of the option and the closing price of our common stock on each exercise date and, in the case of stock awards, multiplying the number of shares that vested by the closing price of our common stock on each such vesting date.

Potential Payments Upon Termination or Change of Control
The table below reflects the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if that named executive officer’s employment had terminated on December 31, 2024 (pursuant to the executive’s severance agreement then in effect) and/or a change of control had occurred on such date, given the named executive officer’s compensation levels as of such date and, if applicable, based on the Company’s closing stock price on that date of $38.60. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below.
The Company is party to an Employee Severance Agreement with each of its NEOs and certain of its other executives. If the Company terminates the employee’s employment without “cause” or the employee terminates employment for “good reason” (each as defined in the agreement), the employee will receive: (a) salary continuation for 12 months, for the Chief Executive Officer, or nine months, for the other NEOs (18 months and 12 months, respectively, in the case of a change in control termination) (such period, as applicable, the salary continuation period); (b) COBRA continuation for the salary continuation period (or an equivalent cash payment if required by law); (c) in the case of a change in control termination only, a monthly payment equal to one twelfth of the target bonus for the salary continuation period; and (d) in the case of a change in control termination only, acceleration of the vesting (and exercisability, if relevant) of equity awards held as of the date of termination. A “change in control termination” is a termination by the Company without “cause” or the employee for “good reason” that occurs within twelve months following the date of a “change in control,” as defined in the agreement. Payments and benefits under the agreement are subject to the execution of an effective release.
Potential Payments Upon Termination or Change of Control Table
Name	Benefit	Voluntary Termination ($)	Involuntary Termination (Without Cause or for Good Reason) not in Connection with a Change in Control ($)	Involuntary Termination in Connection with a Change in Control ($)	Change in Control ($)
Dinesh V. Patel, Ph.D.	Base Salary	—	681,410	1,022,115	1,022,115
	Healthcare	—	37,539	56,308	56,308
	Bonus	—	—	562,163	562,163
	Option Awards	—	—	12,628,883	12,628,883
	Stock Awards	—	—	4,643,271	4,643,271
	Total	—	718,949	18,912,740	18,912,740
Asif Ali	Base Salary	—	348,750	465,000	465,000
	Healthcare	—	28,154	37,539	37,539
	Bonus	—	—	186,000	186,000
	Option Awards	—	—	2,324,054	2,324,054
	Stock Awards	—	—	1,349,456	1,349,456
	Total	—	376,904	4,362,049	4,362,049
Suneel Gupta, Ph.D.	Base Salary	—	397,875	530,500	530,500
	Healthcare	—	28,154	37,539	37,539
	Bonus	—	—	212,200	212,200
	Option Awards	—	—	2,806,181	2,806,181
	Stock Awards	—	—	1,897,885	1,897,885
	Total	—	428,029	5,484,305	5,484,305
Arturo Molina, M.D., M.S., F.A.C.P.
	Base Salary	—	412,500	550,000	550,000
	Healthcare	—	39,999	53,333	53,333
	Bonus	—	—	220,000	220,000
	Option Awards	—	—	3,266,031	3,266,031
	Stock Awards	—	—	1,503,856	1,503,856
	Total	—	452,999	5,993,220	5,993,220
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are required to calculate and disclose the median of the annual total compensation of all of our employees (excluding our CEO, Dr. Patel), the annual total compensation of Dr. Patel, and the ratio of these two amounts.
Our median employee was identified using the entire population of our employees located in the United States as of December 31, 2024, based on a consistently applied compensation measure, or CACM, that reasonably reflects the annual compensation of our employees. The CACM selected by us for our disclosure was gross compensation as reported on each employee’s Form W-2 for calendar year 2024. As of December 31, 2024, we had 128 total employees, including 118 employees located in the United States and 10 employees located in Australia which we excluded in accordance with SEC rules.
Based on the CACM methodology described above, we identified the median employee and calculated the fiscal 2024 compensation for this selected employee in the same manner we determine the annual total compensation of our NEOs for purposes of the Summary Compensation Table. The median of the annual total compensation of all our employees was $273,222. Dr. Patel’s fiscal 2024 annual total compensation as disclosed in the 2024 Summary Compensation Table was $9,473,819. As a result, our CEO to median employee pay ratio for fiscal 2024 is 35:1.
This pay ratio is a reasonable estimate calculated by a method consistent with the SEC requirements, described above, based on our payroll and employment records. As a result of a variety of factors, including employee populations, potential differences in the components used for the CACM, compensation philosophies and certain assumptions, pay ratios reported by other companies may not be comparable to our pay ratio. The pay ratio is not utilized by our management or our Compensation Committee for compensation-related decisions.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return (“TSR”)(5)	Peer Group TSR(6)	Net Income (Loss)(7)	Company- Selected Measure(8)
2024	$9,473,819	$17,934,338	$3,003,533	$5,176,453	$191.47	$93.49	$275,188,347	N/A
2023	$7,067,572	$15,327,386	$1,809,202	$4,027,890	$113.74	$94.03	$(78,955,225)	N/A
2022	$5,993,238	$(5,174,369)	$2,466,805	$(1,687,548)	$54.12	$89.90	$(127,393,315)	N/A
2021	$5,544,733	$12,111,993	$2,222,969	$4,761,991	$169.64	$100.02	$(125,550,748)	N/A

(1)
The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table.

(2)
The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below for the most recent fiscal year. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2024
Summary Compensation Table Total	$9,473,819
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(8,106,902)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	9,313,002
Plus, fair value as of vesting date of equity awards granted and vested in the year	1,869,715
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	3,408,206
Plus (less), change in fair value from prior fiscal year end to vesting date of equity awards granted in prior years that vested in the year	1,976,498
Less, prior year-end fair value for any equity awards forfeited in the year	—
Compensation Actually Paid to PEO	$17,934,338

(3)
The dollar amounts reported represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are Drs. Gupta and Molina and Mr. Ali for 2024, Dr. Gupta and Mr. Ali for 2023, and Dr. Gupta and Dr. David Y. Liu, Ph.D., for 2022 and 2021.

(4)
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, these amounts reflect “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below for the most recent fiscal year. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2024
Average Summary Compensation Table Total	$3,003,533
Less, average value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(2,117,266)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	2,432,266
Plus, average fair value as of vesting date of equity awards granted and vested in the year	488,304
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	940,303
Plus (less), average change in fair value from prior fiscal year end to vesting date of equity awards granted in prior years that vested in the year	429,313
Less, prior year-end fair value for any equity awards forfeited in the year	—
Average Compensation Actually Paid to Non-PEO NEOs	$5,176,453

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.

(6)
The peer group used for this purpose is the Nasdaq Biotechnology Index.

(7)
The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

(8)
The Company does not use any financial performance measures to link executive compensation actually paid to Company performance. Consequently, no “Company Selected Measure” is included in the table above.

Analysis of the Information Presented in the Pay versus Performance Table
Our executive compensation program reflects a variable pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR, and Peer Group TSR
Compensation Actually Paid and Net Income (Loss)
Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The Company does not currently use any financial performance measures to link executive compensation actually paid to our performance. However, the most important performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•
clinical development goals involving meeting certain goals relating to our rusfertide clinical program;

•
research and development goals related to our IL-17 discovery program; and

•
the finance goal related to our cash runway.

DIRECTOR COMPENSATION
The following table shows for the fiscal year ended December 31, 2024 certain information with respect to the compensation of non-employee directors of the Company during the fiscal year:
NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2024
Name	Fee Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)(3)
Bryan Giraudo	61,250	471,734	—	532,984
Sarah A. O’Dowd	51,549	471,734	—	523,283
Harold E. Selick, Ph.D.	100,000	471,734	—	571,734
Daniel N. Swisher, Jr.(4)	35,302	1,114,169	11,413	1,160,884
William D. Waddill	68,750	471,734	—	540,484
Lewis T. Williams, M.D., Ph.D.	58,750	471,734	—	530,484

(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year and the aggregate incremental fair value of stock options modified during the calendar year, in each case computed in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The valuation assumptions used in determining such amounts are described in the notes to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)
The aggregate number of stock option awards for each non-employee director that were outstanding as of the end of fiscal year 2024 is shown in the table below. Our non-employee directors did not hold any other outstanding stock awards as of such date.

Name	Aggregate Number of Option Awards Outstanding as of December 31, 2024
Bryan Giraudo	156,700
Sarah A. O’Dowd	123,700
Harold E. Selick, Ph.D.	193,724
Daniel N. Swisher, Jr.(4)	36,250
William D. Waddill.	132,700
Lewis T. Williams, M.D., Ph.D.	156,700

(3)
For fiscal year 2024, a number of stock options for non-employee directors with a targeted value at the time of measurement of somewhat less than $400,000 were approved prior to the grant date. Due to a change in the Company’s stock price between the measurement date and the grant date, the grant-date fair value of the awards was $471,734 on a per-director basis. To adjust for this, and in light of the annual aggregate director compensation limits in the Company’s 2016 Equity Incentive Plan, the Board has implemented a corresponding one-time reduction in 2025 to the non-employee director cash compensation. The reduction for each non-employee director’s 2025 cash compensation is equal to the amount by which the director’s 2024 total compensation exceeded $500,000.

(4)
Daniel N. Swisher Jr., a member of the Board and the Audit Committee of the Board, resigned from the Board effective September 17, 2024. Effective September 17, 2024, he provides advisory services to the Company pursuant to an advisory agreement that expires October 31, 2026. His stock options will continue to vest through such date and his vested options will remain outstanding until January 26, 2027. The change in vesting provisions resulted in incremental fair value of $1,114,169 as described in footnote (1) above. He received cash compensation for advisory services in the amount of $11,413 during the year ended December 31, 2024 and such amount is reported in the All Other Compensation column.

In September 2016, the Board adopted a non-employee director compensation policy. The Compensation Committee made certain changes to the non-employee director compensation policy effective as of January 1, 2020, May 16, 2022, January 1, 2023 (to increase the number of options granted as part of the annual equity award from 20,000 to 30,000), October 26, 2023 (to increase the number of options granted as part of the initial equity award from 30,000 to 45,000) and January 1, 2024 (to reduce the number of options granted as part of the annual equity award from 30,000 to 25,700). Pursuant to this policy, the Company compensates its non-employee directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in advance during the last month of each quarter in which service occurred, prorated for any months of partial service.
•
Annual Board Service Retainer:

•
Non-employee directors other than the non-executive chairperson: $40,000

•
Non-executive chairperson: $75,000

•
Annual Committee Service Retainer (Chairperson):

•
Chairperson of the Audit Committee: $20,000

•
Chairperson of the Compensation Committee: $15,000

•
Chairperson of the Nominating and Corporate Governance Committee: $10,000

•
Chairperson of the Research Committee: $10,000

•
Annual Committee Service Retainer (Non-Chairperson):

•
Audit Committee: $10,000

•
Compensation Committee: $7,500

•
Nominating and Corporate Governance Committee: $5,000

•
Research Committee: $5,000

The Company’s non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:
•
Initial Grant: At the time he or she joins the Board, each new non-employee director will receive an initial stock option grant to purchase 45,000 shares of common stock. The awards shall vest in equal monthly installments over three years.

•
Annual Grant: Each non-employee director will also be granted an option to purchase 25,700 shares of common stock on the same day as the annual employee refresher awards. The awards shall vest in equal monthly installments over twelve months.

All options granted to the Company’s non-employee directors under the policy will vest in full upon the completion of a change in control.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2025
After consultation with Aon and pursuant to the compensation review process described above, effective January 1, 2025, (i) the annual Board service retainer for non-employee directors other than the non-executive chairperson increased from $40,000 to $45,000, and (ii) annual equity awards to our non-employee directors will be comprised of 50% stock options and 50% restricted stock units in order to align with executive annual equity awards. For fiscal 2025, the targeted total value of these awards is $400,000, and the number of shares subject to such awards will be determined as of the grant date based on such value, to align with the Company’s non-employee director compensation limit. The restricted stock units will vest 100% on the first anniversary of the award date and the stock options will vest as described above.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2024.
Plan Category(1)	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securities holders:
2007 Stock Option and Incentive Plan	86,386(3)	$3.91	—
2016 Equity Incentive Plan	8,109,775(4)	$19.45	1,109,629(5)
2016 Employee Stock Purchase Plan	—	—	1,700,648(6)
Equity compensation plans not approved by securities holders:
2018 Inducement Plan(7)	541,203(8)	$18.59	645,858
Total	8,737,364	$19.22	3,456,135

(1)
The equity compensation plans are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(2)
The weighted-average exercise price of outstanding stock options granted under equity compensation plans approved by securities holders was $19.27. The weighted-average exercise price of outstanding options granted under all equity compensation plans was $19.22. RSUs and PSUs do not have an exercise price and therefore have not been included in the calculations.

(3)
As of December 31, 2024, there were 86,386 shares of common stock subject to outstanding stock options under the 2007 Stock Option and Incentive Plan.

(4)
As of December 31, 2024, there were 7,207,069 shares of common stock subject to outstanding stock options, 827,206 shares to be issued pursuant to the vesting of unvested RSUs and 75,500 shares to be issued pursuant to the vesting of unvested PSUs upon achievement of performance conditions under the 2016 Plan.

(5)
The reserve for shares available under the 2016 Plan will automatically increase on January 1st each year by an amount equal to 4 percent of the total number of outstanding shares of our capital stock on December 31st of the preceding fiscal year, or a lesser number of shares determined by the Board. Shares subject to stock awards granted under our 2016 Plan that expire or cancel without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2016 Plan. Additionally, shares issued pursuant to stock awards under our 2016 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under our 2016 Plan.

(6)
The reserve for shares available under the 2016 ESPP will automatically increase on January 1st each year by the lesser of: (i) one percent of the total number of outstanding shares of our capital stock outstanding on December 31st of the preceding fiscal year, (ii) 300,000 shares, or (iii) such other number of shares determined by the Board. As of December 31, 2024, an aggregate of 1,700,648 shares remained available for future issuance under the 2016 ESPP, including 27,352 shares subject to purchase during the purchase period in effect on December 31, 2024.

(7)
In February 2020, the Board approved the Amended and Restated 2018 Inducement Plan, a non-stockholder approved stock plan, under which it reserved and authorized up to 1,250,000 shares of the Company’s common stock in order to award options and RSUs to persons that were not previously employees or directors of the Company, or following a bona fide period of non- employment, as an inducement material to such persons entering into employment with the Company, within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Board approved a further amendment and restatement in February 2022 to reserve and authorize an additional 500,000 shares of the Company’s common stock thereunder (as amended and restated in February 2022, the “2018 Inducement Plan”). The 2018 Inducement Plan is administered by the Board or the Compensation Committee of the Board, which determines the types of awards to be granted, including the number of shares subject to the awards, the exercise price and the vesting schedule. Awards granted under the 2018 Inducement Plan expire no later than ten years from the date of grant.
(8)
As of December 31, 2024, there were 523,701 shares of common stock subject to outstanding stock options and 17,502 shares to be issued pursuant to the vesting of unvested RSUs under the 2018 Inducement Plan.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
The Company has adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification by the Audit Committee of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. In considering related party transactions, the Audit Committee takes into account the relevant available facts and circumstances, including but not limited to: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and (2) the extent of the related person’s interest in the transaction.
CERTAIN RELATED-PERSON TRANSACTIONS
Since January 1, 2024, there have been no transactions in which the Company participated, in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or beneficial owners of more than 5% of the Company’s common stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Protagonist stockholders will be “householding” the Company’s proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker or Protagonist, and we will promptly deliver a separate Notice to you. Direct your written request to Protagonist Therapeutics, Inc., c/o Matthew Gosling, Executive Vice President, Chief Legal Officer, at 7707 Gateway Blvd., Suite 140, Newark, California 94560 or contact Matthew Gosling at (510) 474-0170. Stockholders who currently receive multiple copies of Notices at their addresses and would like to request “householding” of their communications should contact their brokers.
We will provide a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, without charge, upon the written or oral request of a stockholder. Please send a written request to: Corporate Secretary, Protagonist Therapeutics, Inc., 7707 Gateway Blvd., Suite 140, Newark, California 94560 or call (510) 474-0170.

PROTAGONIST THERAPEUTICS, INC. 7707 GATEWAY BLVD. SUITE 140 NEWARK, CA 94560 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PTGX2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 19, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V73271-P31567 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PROTAGONIST THERAPEUTICS, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following nominees: 1. To elect the Class III director nominees named below to hold office until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Nominees: 01) Harold E. Selick, Ph.D. 02) Bryan Giraudo The Board of Directors recommends you vote FOR Proposals 2 and 3: 2. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. For Against Abstain 3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters that are expected to be presented for consideration at the 2025 Annual Meeting of Stockholders. If any other matters are properly brought before the 2025 Annual Meeting of Stockholders or any postponement or adjournment thereof, it is the intention of the proxies named in the proxy card to vote on such matters in accordance with their best judgment. December 31, 2025. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please include your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officers. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

sideImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 20, 2025:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V73272-P31567 P31567PROTAGONIST THERAPEUTICS, INC.Annual Meeting of StockholdersJune 20, 2025 10:00 AM PTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Dr. Dinesh V. Patel and Matthew Gosling, each as proxies and attorneys-in-fact, with the power to act without the other and with the power to appoint his substitute, and hereby authorize(s) each to represent and to vote, as designated on the reverse side of this form, all of the shares of Common Stock of PROTAGONIST THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held live via the Internet at 10:00 AM, PT on June 20, 2025, at www.virtualshareholdermeeting.com/PTGX2025, and at any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies with respect to such other business that may properly come before the meeting and any adjournments or postponements thereof. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.Continued and to be signed on reverse sideImportant